UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2025 (August 12, 2025)

CID Holdco, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-42711	99-2578850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5661 S Cameron St, Suite 100, Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

(303)-332-4122

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2025, Holly Grey and Joanna Burkey resigned from the board of directors of CID Holdco, Inc., a Delaware corporation (the “Company”), and the committees of the board of directors on which they respectively served. Ms. Grey’s and Ms. Burkey’s resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Following the resignations, effective August 15, 2025, Walter Skowronski, 76, and Janice Bryant Howroyd, 72, have been appointed to serve as a director on the board of directors of the Company and Mr. Skowronski has been appointed as the chair of the audit committee. Mr. Skowronski and Ms. Howroyd are “independent” and have “financial sophistication” as such terms are defined in the applicable listing standards of The Nasdaq Stock Market LLC and also Mr. Skowronski has been designated an “audit committee financial expert” under the relevant rules of the U.S. Securities and Exchange Commission.

Mr. Skowronski joins the Company’s board of directors with more than 40 years of experience as a senior financial executive of NYSE-listed public companies. From July 2023 through December 30, 2024, Mr. Skowronski served as a director of Coliseum Acquisition Corp., which completed a business combination with Rain Enhancement Technologies (NASDAQ: RAIN, RAINW) in December of 2024. From 2003 to his retirement in 2009, Mr. Skowronski served as Senior Vice President of The Boeing Company and President of Boeing Capital Company, a wholly-owned Boeing subsidiary responsible for arranging, structuring and providing financing for Boeing’s commercial airplane and space and defense products and services. While at Boeing, Mr. Skowronski instituted new risk management, customer relations and investor outreach programs. Previously, he served as Senior Vice President of Finance and Treasurer of Boeing from 1999 to 2003. Mr. Skowronski joined Lockheed Corp. in 1990, where he served as Vice President and Treasurer and Vice President of Investor Relations. Mr. Skowronski became Vice President and Treasurer of Lockheed Martin in March 1999 upon the merger of Lockheed Corp. and Martin Marietta Corp. and developed the new finance and treasury function for the organization. Mr. Skowronski is a former director of the National Investor Relations Institute, serving as its chairman and chief executive officer in 1989. He previously served on the board of Physicians Insurance Company and was a member of the board of directors of United States Enrichment Corp. (USEC) from 2011 to the company’s emergence from Chapter 11 bankruptcy in September 2014. He was also the Lockheed Martin-designated director on the board of directors of Calcomp Corp. from 1997 to 1999. Mr. Skowronski holds a Bachelor’s of Electrical Engineering from Northeastern University and a Master’s degree in Corporate Finance from Boston University.

Janice Bryant Howroyd joins the Company's board of directors with more than 40 years of  experience as a director and executive of not-for-profit and for profit companies. Since September 1978, Ms. Howroyd has served as the founder and chief executive officer of the ActOne Group, an international talent and technology enterprise focusing on employment, talent management and digital solutions. Ms. Howroyd has served as a board member of ShoulderUp Technology Acquisition Gorp., the Los Angeles Economic Development Corporation, Women's Business Enterprise National Counsel Global Business Committee, and most recently has joined the global board of directors of United Way. Ms. Howroyd previously served on the Board of Advisors for the White House Initiative on Historically Black Colleges and Universities during the Obama Administration. Ms. Howroyd also served on the Federal Communications Commission's Advisory Committee on diversity and digital empowerment to encourage new entrepreneurs to create digital enterprises during the first Trump administration. Ms. Howroyd attended North Carolina A&T State University from which she received one of several honorary doctorates she holds. Ms. Howroyd is well-qualified to serve on our Board because of her employment and talent management experience, as well as her extensive leadership roles within government entities.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CID Holdco, Inc.

Date: August 15, 2025	By:	/s/ Edmund Nabrotsky
Edmund Nabrotsky
President and Chief Executive Officer

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